Exhibit 10.21

EXCESS OF LOSS REINSURANCE CONTRACT

EFFECTIVE JANUARY 1, 2007

ISSUED TO

AMERICAN PHYSICIANS INSURANCE EXCHANGE

Austin, Texas

AMERICAN PHYSICIANS INSURANCE EXCHANGE

Excess of Loss Reinsurance Contract

Effective January 1, 2007

AMERICAN PHYSICIANS INSURANCE EXCHANGE

Excess of Loss Reinsurance Contract

Effective January 1, 2007

This Agreement is made and entered into by AMERICAN PHYSICIANS INSURANCE EXCHANGE (APIE), Austin, Texas (NAIC 32557), (hereinafter called the “Reinsured”) and the Reinsurers specifically identified on the signature pages of this Agreement (hereinafter called the “Reinsurers”).

ARTICLE 1

BUSINESS REINSURED

This Agreement will indemnify the Reinsured in respect of Ultimate Net Loss, which may be incurred by the Reinsured as a result of any Claims that are made during the term of this Agreement on Policies in force during the coverage period, and classified as:

Medical Professional Liability of physicians, surgeons, dentists, medical groups and affiliated health care professionals, management service organizations, and surgery centers. Further, Premises Liability, and incidental Commercial General Liability coverages, when written in conjunction with Medical Professional Liability for physicians, surgeons, dentists, medical groups and affiliated health care professionals, management service organizations and surgery centers.

All Policies shall be written on a Claims-Made basis, and they may include “Prior Acts” coverage and/or Extended Discovery Endorsements that are attached thereto. Premiums and any Claims made on Extended Discovery Endorsements shall be allocated back to the last day the original Policy was in force.

All subject Policies will be underwritten by APMC Insurance Services, Inc. and/or its affiliate, American Physicians Insurance Agency (APIA), and shall be subject to the terms and conditions contained herein.

Fronting arrangements with any carrier require the prior approval, in writing, of the Reinsurers.

ARTICLE 2

COVER, LIMIT, AND RETENTION

A.	Section A

With respect to all Policies that are the subject of the Business Reinsured:

The Reinsurers shall pay up to USD 750,000 Ultimate Net Loss, each and every Loss, each and every Insured, excess of a retention equal to USD 250,000 Ultimate Net Loss, each and every Loss, each and every Insured.

AMERICAN PHYSICIANS INSURANCE EXCHANGE

Excess of Loss Reinsurance Contract

Effective January 1, 2007

B.	Section B

In addition to Section A, with respect to all policies that are the subject of the Business Reinsured:

The Reinsurers shall pay up to USD 1,350,000 Ultimate Net Loss, each and every Loss Occurrence, excess of a retention equal to USD 350,000 Ultimate Net Loss, each and every Loss Occurrence. Any retention under Section A shall inure to the Reinsured’s benefit under this Section B. Further, only amounts retained by the Reinsured under Section A will apply to this Section B.

C.	Extra Contractual Obligations (ECO) and Excess of Policy Limits (XPL)

The Reinsurers shall pay 80% of each and every ECO /XPL (as defined in Article 9 hereof), up to a maximum of USD 2,000,000 per Loss Occurrence. This limit is in addition to, and not part of, limits provided by Section A and/or Section B.

D.	Allocated Loss Adjustment Expenses

As respects both Sections A and B hereon, Reinsurers shall also be obligated to pay a pro rata share of all Allocated Loss Adjustment Expenses. Allocated Loss Adjustment Expenses will be paid in addition to the amount of the indemnity recovery, based on the ratio that the Reinsurers’ portion of the Loss (indemnity only) bears to the total amount of Loss (indemnity only), as set forth in ARTICLE 13, ALLOCATED LOSS ADJUSTMENT EXPENSES.

As respects Section C hereon, Allocated Loss Adjustment Expenses will be pro-rated as per the original loss under Section A and/or Section B; in the event there is no loss under Section A and/or Section B, Allocated Loss Adjustment Expenses will be included within Section C limit and retention. If there is no Loss under Sections A, B or C hereof, Allocated Loss Adjustment Expenses shall not be covered by this Agreement.

Notwithstanding the foregoing, the maximum amount recoverable under this reinsurance, including allocated loss adjustment expenses, shall not exceed 250% of the reinsurance premium ceded to the Reinsurers under this Agreement.

ARTICLE 3

COMMENCEMENT AND TERMINATION

This Agreement is in effect from 12:01 a.m., Central Standard Time, January 1, 2007 until 12:01 a.m., Central Standard Time, January 1, 2008, and applies to all Claims that are made during the term of the Agreement under Policies in force during that period, including any Extended Discovery Endorsements attached thereto.

In the event of termination, business in force at the termination date will be run off until cancellation, natural expiry or first anniversary date, whichever first occurs, plus the period of discovery allowed under Extended Discovery Endorsements. Premium base for run off shall be premiums earned during the run off period. At the option of the Reinsured this Agreement may be terminated on a cut-off basis, and the Reinsurers shall incur no liability for Claims that are made subsequent to the effective date of the termination. However, if the Reinsured does not elect termination on a cut-off basis within 60 days of the termination date, the Agreement will automatically be terminated on a run-off basis.

AMERICAN PHYSICIANS INSURANCE EXCHANGE

Excess of Loss Reinsurance Contract

Effective January 1, 2007

In the event a Claim is made against an Extended Discovery Endorsement, the Loss shall be deemed to have been made on the last day of the original Policy to which such Extended Discovery Endorsement attaches.

ARTICLE 4

TERRITORY

This Agreement will apply on the same territorial basis as the original policies issued by the Reinsured.

ARTICLE 5

WARRANTIES

It is warranted for purposes of this Agreement:

A.	The maximum Policy limit subject hereunder shall be USD 1,000,000/3,000,000, or so deemed.

B.	As respects Section B of Article 2, COVER, LIMIT, AND RETENTION, at least two insureds must be involved in the same Loss Occurrence before any recovery can be made hereunder.

ARTICLE 6

EXCLUSIONS

This Agreement does not cover:

A.	Policies not underwritten by APMC Insurance Services, Inc. and its affiliate, American Physicians Insurance Agency, Inc., Austin, Texas and business not specifically identified in the Article 1, BUSINESS REINSURED.

B.	Reinsurance assumed, except for business written by a fronting carrier that has been approved by the Reinsurers in accordance with ARTICLE 1, BUSINESS REINSURED.

C.	Financial Guaranty and Insolvency.

D.	Business written on a co-indemnity basis where the Reinsured is not the controlling carrier.

E.	Aggregate Excess and Umbrella business.

F.	Business excluded by the attached Nuclear Incident Exclusion Clause - Liability - Reinsurance - U.S.A.

AMERICAN PHYSICIANS INSURANCE EXCHANGE

Excess of Loss Reinsurance Contract

Effective January 1, 2007

G.	Liability of the Reinsured arising by contract, operation of law or otherwise from its participation or membership, whether voluntary or involuntary, in any insolvency fund. “Insolvency fund’ means any guarantee fund, insolvency fund, plan, pool, association, fund or other arrangement, howsoever denominated, established or governed, which provides for any assessment of or payment or assumption by the Reinsured of part or all of any claim, debt, charge, fee, or other obligation of an insurer or its successors or assigns which has been declared by any competent authority to be insolvent or which is otherwise deemed unable to meet any claim, debt, charge, fee, or other obligation in whole or in part.

H.	War Risks as excluded in the attached North American War Exclusion Clause (Reinsurance).

I.	Legal Expense Coverage for legal expenses and/or fines and penalties, as applicable, incurred as a result of disciplinary proceedings covered by endorsements which are ceded to a separate, unrelated reinsurance agreement written with NAS Insurance Services.

J.	Business excluded by the attached Terrorism Exclusion Clause- Reinsurance (Casualty).

ARTICLE 7

PREMIUM

A.	Provisional Premium

In respect to Business Reinsured that is the subject of Sections A, B, and C of ARTICLE 2, COVER, LIMITS, AND RETENTION:

The Reinsured will pay to the Reinsurers a Provisional Premium equal to 12.50% of the Reinsured’s Annual Subject Premium, which is estimated at $56,176,000. The Provisional Premium will be payable quarterly in advance, at the beginning of each quarter, in installments equal to $1,755,500.

The Provisional Premium will be calculated within 60 days following the expiration of this Agreement. The Provisional Premium will be calculated by applying the provisional rate of 12.5% to the actual Subject Premium for this Agreement. Any additional (return) premium due to (from) Reinsurers will be paid within 60 days of the date of the adjustment.

B. Premium Adjustments

Premium Adjustments-The first adjustment will be made at twelve months after the expiration of this Agreement. However, there will be no downward adjustment in the Provisional Premium until twenty-four (24) months after the expiration of this Agreement. The adjusted premium will be calculated and the provisional premium paid to date shall be adjusted between the parties as appropriate. The adjusted premium will be calculated according to the following formula:

Subject Premium, multiplied by 4.5%, plus 105% of Incurred Losses, including Allocated Loss Adjustment Expenses.

AMERICAN PHYSICIANS INSURANCE EXCHANGE

Excess of Loss Reinsurance Contract

Effective January 1, 2007

The premium developed utilizing this formula will be subject to:

1)	A Minimum Premium equal to the Subject Premium multiplied by a Minimum Rate of 7%, and

2)	A Maximum Premium determined by multiplying the Subject Premium times the Maximum Rate of 17.5%.

Premium will be adjusted annually thereafter until all losses applicable to the Agreement are finally settled and paid.

ARTICLE 8

REPORTS AND REMITTANCES

A.	Within 60 days after the expiration of the Agreement, the Reinsured will furnish the Reinsurers with the actual Subject Premium for the expiring Agreement.

B.	The Reinsured will furnish the Reinsurers with any other information that the Reinsurers may require to prepare its Annual Statement and which is reasonably available to the Reinsured.

ARTICLE 9

DEFINITIONS

A.	“Allocated Loss Adjustment Expenses” shall mean all costs and expenses allocable to a specific Claim that are incurred by the Reinsured in the investigation, defense, adjustment or settlement of any Claim, Loss, or legal proceeding (other than the office expenses of the Reinsured and salaries of their regular employees), less any recoveries of such expenses. Allocated Loss Adjustment Expenses shall also include litigation expenses, court costs, and costs of supersedeas and appeal bonds, post-judgment interest, if any, and Declaratory Judgment Expenses.

B.	“Declaratory Judgment Expenses” shall mean all legal expenses, incurred in the representation of the Reinsured in litigation brought to determine the Reinsureds’ defense and/or indemnification obligations that are allocable to any specific Claims or Losses applicable to Policies subject to this Agreement. In addition, the Reinsured shall promptly notify the Reinsurer of any Declaratory Judgment Expenses subject to this Agreement.

AMERICAN PHYSICIANS INSURANCE EXCHANGE

Excess of Loss Reinsurance Contract

Effective January 1, 2007

C.	Excess of Policy Limits Obligations shall mean any amounts for which the Reinsured would have been contractually liable to pay had it not been for the limit of the original Policy on business reinsured hereunder, and which arise because of, but not limited to, the following:

1)	Failure by the Reinsured to settle within the Policy limit;

2)	By reason of alleged or actual negligence, fraud or bad faith in rejecting an offer or settlement; or

3)	By reason of alleged or actual negligence, fraud or bad faith in the preparation of the defense or in the trial of any action against its insured or in the preparation or prosecution of an appeal consequent upon such action.

The date upon which any Excess of Policy Limits Obligation is incurred by the Reinsured shall be deemed, in all circumstances, to be the date of the original Loss.

However, this Article shall not apply where the obligation has been incurred due to the fraud of a member of the Board of Directors or a corporate officer of the Reinsured acting individually or collectively or in collusion with any individual or corporation or any other organization or party involved in the presentation, defense or settlement of any Loss covered hereunder.

D.	“Extended Discovery Endorsement” shall mean coverage for Claims that are made after the expiration or termination of the Reinsured Policy on Losses that would have been covered under the expired or terminated Policy had the claim been made during the term of that Policy.

E.	“Extra Contractual Obligations” shall mean those liabilities not covered under any other provision of this Agreement and which arise from the handling of any Claim on business covered hereunder. Such liabilities may arise because of, but not limited to, the following:

1)	By reason of alleged or actual negligence, fraud or bad faith in rejecting an offer of settlement, or

2)	By reason of alleged or actual negligence, fraud or bad faith in preparation of the defense or in trial of any action against its insured or in the preparation or prosecution of any appeal consequent to such action.

The date upon which any Extra Contractual Obligation is incurred by the Reinsured shall be deemed, in all circumstances, to be the date of the original Loss.

However, this Article shall not apply where the obligation has been incurred due to the fraud of a member of the Board of Directors or a corporate officer of the Reinsured acting individually or collectively or in collusion with any individual or corporation or any other organization or party involved in the presentation, defense or settlement of any Loss covered hereunder.

F.

“Insured” shall mean each physician or entity that is provided a separate “Each Loss” Limit of Liability in the Policy issued by the Reinsured. In the event that the policy is written on a Single Limit basis, all claims arising from the same incident or series of

AMERICAN PHYSICIANS INSURANCE EXCHANGE

Excess of Loss Reinsurance Contract

Effective January 1, 2007

related services, regardless of the number of (a) persons injured, (b) claims made, (c) claimants making claims, (d) subsequent related claims, or (e) individuals or groups covered by the policy against which the claim(s) is (are) made, including vicarious liability, shall constitute one Loss for the purposes of this Agreement. Any such Loss shall be subject to the limits and retention as specified in Section A of ARTICLE 2, COVER, LIMIT, AND RETENTION.

G.	“Loss” shall mean any Claim that is made during the Policy period. Further, the definitions of “Claim” and “When a Claim is made” shall be the same as those contained in the original Policy issued by the Reinsured.

The term “Loss Occurrence” shall mean any one Loss or series of Losses arising out of or caused by one professional liability incident covered by the Policy or Policies issued by the Reinsured. The parties to this Agreement recognize that a Loss Occurrence, as defined herein, may involve multiple Policies and/or Insureds.

Irrespective of the number of Policies and/or Insureds involved in the same Loss Occurrence, the date of Loss, for all Losses involved in the same Loss Occurrence, shall be deemed to be the date that the first Claim was made, for purposes of this Agreement. The date of Loss so determined shall apply to all Section A Losses and the Section B Loss arising out of the same Loss Occurrence,

The date of Loss for any Claim being reported under an Extended Discovery Endorsement, whether such coverage is automatically extended under the Policy or by specific endorsement, is deemed to be the termination or expiration date of the original Policy.

H.	“Policy(ies)” as used in this Agreement shall mean any binder, Policy, or contract of insurance issued on Policies, accepted or held covered, by or on behalf of the Reinsured through APMC Insurance Services, Inc., or American Physicians Insurance Agency. Furthermore, it shall also mean any Extended Discovery Endorsement attached thereto.

I.	“Subject Premium” shall mean the Reinsured’s Gross Earned Premium on business covered hereunder, excluding Earned Premium on Administrative Defense Coverage ceded under other reinsurance. Further, Subject Premium does not include: 1) Maintenance Fees charged by the Reinsured, even if such fees are part of the Reinsured’s Earned Premium; and 2) any change in Earned or Unearned Premium due to provisions for Death, Disability and Retirement Reserves. subject to Items A and B of ARTICLE 2, COVER, LIMIT, AND RETENTION, less earned premium paid for other reinsurances, recoveries under which would inure to the benefit of those other coverages. It is understood that premium paid for Extended Discovery Endorsements, if any, will be considered earned when paid, and will be ascribed in its entirety to the last day that the original Policy was in force.

AMERICAN PHYSICIANS INSURANCE EXCHANGE

Excess of Loss Reinsurance Contract

Effective January 1, 2007

J.	“Ultimate Net Loss” shall mean the actual Loss, including interest accrued prior to judgment, paid by the Reinsured (such Loss to exclude Allocated Loss Adjustment Expenses, which will be handled in accordance with Article 13, ALLOCATED LOSS ADJUSTMENT EXPENSES). Salvages and all other recoveries under all reinsurance which inures to the benefit of this Agreement (whether recovered or not) shall be first deducted from such Loss to arrive at the amount of liability attaching hereunder.

All salvages, recoveries, or payments recovered or received subsequent to Loss settlements hereunder shall be applied as if recovered or received prior to the aforesaid settlements and all necessary adjustments shall be made by the parties hereto.

Nothing in this clause shall be construed to mean that Losses are not recoverable hereunder until the Reinsured’s Ultimate Net Loss has been ascertained.

ARTICLE 10

NET RETAINED LINES

This Agreement applies only to that portion of any insurances covered by this Agreement which the Reinsured retains net for their own account, and in calculating the amount of any Loss hereunder and also in computing the amount in excess of which this Agreement attaches, only Loss or Losses in respect of that portion of any insurances or reinsurances which the Reinsured retains net for their own account shall be included, it being agreed that the amount of the Reinsurers’ liability hereunder in respect of any Loss or Losses shall not be increased by reason of the inability of the Reinsured to collect from any other Reinsurers, whether specific or general, any amounts which may have become due from them whether such inability arises from the insolvency of such other Reinsurers or otherwise. The Reinsured shall retain the first $250,000 of each Section A Loss, and/or the first $350,000 of each Section B Loss Occurrence and/or 20% of any ECO / XPL obligation net and unreinsured.

ARTICLE 11

CURRENCY

All of the provisions of this Agreement are expressed in terms of U.S. dollars; therefore, all statistics must be reported in U.S. dollars, and all payments must be made in U.S. dollars. Amounts paid or received by the Reinsured in other currencies shall be converted into U.S. dollars at the rate of exchange prevailing on the date at which such transactions occur.

ARTICLE 12

TAXES

The Reinsured will be liable for taxes (except Federal Excise Tax) on premiums reported to the Reinsurers hereunder.

Federal Excise Tax applies only to those Reinsurers, excepting Underwriters at Lloyd’s, London and other Reinsurers exempt from the Federal Excise Tax, who are domiciled outside the United States of America.

AMERICAN PHYSICIANS INSURANCE EXCHANGE

Excess of Loss Reinsurance Contract

Effective January 1, 2007

The Reinsurers have agreed to allow for the purpose of paying the Federal Excise Tax 1% of the premium payable hereon to the extent such premium is subject to Federal Excise Tax.

In the event of any return of premium becoming due hereunder, the Reinsurers will deduct 1% from the amount of the return, and the Reinsured or their agent should take steps to recover the Tax from the U.S. Government.

ARTICLE 13

ALLOCATED LOSS ADJUSTMENT EXPENSES

The Reinsurers shall pay their respective portion of Allocated Loss Adjustment Expenses in addition to the losses as stated in ARTICLE 2, COVER, LIMIT, AND RETENTION. However, if a verdict, judgment or award is reversed or reduced, or a subrogation or salvage recovery made, the Reinsured and the Reinsurers will share expenses incurred in securing such reversal or reduction or recovery in the same proportion that each benefits from the reversal or recovery. However, expenses incurred up to the time of the original Loss, verdict, judgment, or award will be shared in proportion to what each party’s share in such Loss, verdict or judgment would have been.

ARTICLE 14

NOTICE OF LOSS AND LOSS SETTLEMENTS

The Reinsured will provide the Reinsurers with bordereaux as follows:

1.	The Reinsured will provide an annual bordereau listing all open Claims at the expiration of the Agreement and annually thereafter.

2.	The Reinsured will provide a quarterly bordereau within 30 days of the end of each quarter which includes any changes made during the preceding quarter. This will include:

a.	Any Claims which have been closed within the quarter, and

b.	Any Claims which have been opened within the quarter.

In addition, the Reinsured will advise the Reinsurers of any developments that may materially affect the position of the Reinsurers. The Reinsured will provide individual narrative reports for any Claim meeting the following criteria:

1.	Any new Claim that has been opened with a reserve at or over $200,000, or any existing Claim for which the reserve has been increased to at or over $200,000. However, reports are NOT required when the following circumstances apply:

a.	Only one physician is involved in the Claim and the Policy limit is $200,000 per Claim, or less, or

AMERICAN PHYSICIANS INSURANCE EXCHANGE

Excess of Loss Reinsurance Contract

Effective January 1, 2007

b.	Multiple physicians covered by the same Policy are involved in the Claim and the Policy is written on a Single Limit basis and the Policy limit is $200,000 per Claim, or less

2.	For previously reported Claims, an update shall be provided if there is a significant development in the Claim that the Reinsured believes would be of interest to the Reinsurers.

3.	Any Claim involving an Extra Contractual Obligation or Excess of Policy Limits Loss.

Isolated and inadvertent omissions or oversights with respect to said notification shall not relieve the Reinsurers from liability

The Reinsured shall have the responsibility to investigate, defend, or negotiate settlements of all Claims and lawsuits related to Policies written and reinsured under this Agreement.

The Reinsurers, at their own expense, may associate with the Reinsured in the defense of any claim or suit or proceeding which involves or is likely to involve the reinsurance provided under this Agreement, and the Reinsured will cooperate in every respect in the defense of such Claim, suit, or proceeding.

The Reinsurers will pay their share of Loss settlements immediately upon receipt of proof of Loss from the Reinsured.

ARTICLE 15

OFFSET

Each party to this Agreement together with their successors or assigns shall have and may exercise, at any time, the right to offset any balance or balances due the other (or, if more than one, any other). Such offset may include balances due under this Agreement and any other agreements heretofore or hereafter entered into between the parties regardless of whether such balances arise from premiums, Losses or otherwise, and regardless of capacity of any party, whether as assuming Reinsurer and/or ceding insurer, under the various agreements involved, provided however, that in the event of insolvency of a party hereto, offsets shall only be allowed in accordance with the provisions of Section 7427 of the Insurance Law of the State of New York to the extent such statute or any other applicable law, statute or regulation governing such offset shall apply.

ARTICLE 16

SEVERABILITY

If any provision of this Agreement shall be rendered illegal or unenforceable by the laws, regulations or public policy of any state, such provision shall be considered void in such state, but this shall not affect the validity or enforceability of any other provision of this Agreement or the enforceability of such provision in any other jurisdiction.

AMERICAN PHYSICIANS INSURANCE EXCHANGE

Excess of Loss Reinsurance Contract

Effective January 1, 2007

ARTICLE 17

ACCESS TO RECORDS

The Reinsurers or their duly authorized representative shall at all reasonable times have free access to the books and records of the Reinsured so long as they relate to the Business Reinsured under this Agreement.

ARTICLE 18

COMMUTATION

At any time commencing no sooner than twelve months after the end of the Agreement, either the Reinsured or the Reinsurers may approach the other party to the Agreement in order to request a commutation thereof. Both parties will use a good faith effort to reach an equitable settlement of the liabilities in question, which shall include (but not be limited to) mutually acceptable outstanding reserves for Losses and Allocated Loss Adjustment Expenses, including a provision for Losses and Allocated Loss Adjustment Expenses incurred but not reported. Should the parties reach such an agreement to settle all outstanding liabilities, it is agreed that such settlement shall be a full and final discharge of any and all such liabilities reinsured hereunder.

ARTICLE 19

ERRORS AND OMISSIONS

Any inadvertent error, omission, or delay in complying with the terms and conditions of the Agreement shall not be held to relieve either party hereto from any liability which would attach to it hereunder if such error, omission, or delay had not been made, provided such error, omission, or delay is rectified as soon as possible upon discovery.

ARTICLE 20

LOSS FUNDING

This clause is only applicable to those Reinsurers who cannot qualify for credit by the state having jurisdiction over the Reinsured’s loss reserves.

As regards Policies issued by the Reinsured coming within the scope of this Agreement, the Reinsured agrees that, when they shall file with the insurance department or set up on their books reserves for Losses covered hereunder which they shall be required to set up by law, they will forward to the Reinsurers a statement showing the proportion of such Loss reserves which is applicable to them.

The Reinsurers hereby agree that they will apply for and secure delivery to the Reinsured a clean, irrevocable and unconditional Letter of Credit issued a bank approved by the N.A.I.C. The amount of the Letter of Credit in respect of Incurred But Not Reported (IBNR) Losses shall be calculated as the difference between the premium ceded, as calculated in accordance with ARTICLE 7- PREMIUM, and the paid and outstanding Losses. The amount of the Letter of Credit shall not exceed the total reinsurance premium ceded in respect of this Agreement.

AMERICAN PHYSICIANS INSURANCE EXCHANGE

Excess of Loss Reinsurance Contract

Effective January 1, 2007

The Letter of Credit shall be “Evergreen” and shall be issued for a period of not less than one year, and shall be automatically extended for one year from its date of expiration or any future expiration date unless thirty (30) days prior to any expiration date the issuing bank shall notify the Reinsured by certified or registered mail that it elects not to consider the Letter of Credit extended for any additional period.

The Reinsured, or their successors in interest, undertake to use and apply any amounts which they may draw upon such Credit pursuant to the terms of the Agreement under which the Letter of Credit is held, and for the following purposes only:

1)	To pay the Reinsurers’ share or to reimburse the Reinsured for the Reinsurers’ share of any liability for Loss reinsured by this Agreement, the payment of which has been agreed by the Reinsurers and which has not otherwise been paid.

2)	To make refund of any sum which is in excess of the actual amount required to pay the Reinsurers’ share of any liability reinsured by this Agreement.

3)	In the event of expiration of the Letter of Credit as provided for above, to establish deposit of the Reinsurers’ share of known and reported Losses and Allocated Loss Adjustment Expenses relating thereto under this Agreement. Such cash deposit shall be held in an interest bearing account separate from the Reinsured’s other assets, and interest thereon shall accrue to the benefit of the Reinsurers. It is understood and agreed that this procedure will be implemented only in exceptional circumstances and that, if it is implemented, the Reinsured will ensure that a rate of interest is obtained for the Reinsurers on such a deposit account that is at least equal to the rate which would be paid by the issuing bank in New York, and further that the Reinsured will account to the Reinsurers on an annual basis for all interest accruing on the cash deposit account for the benefit of the Reinsurers.

The issuing bank shall have no responsibility whatsoever in connection with the propriety of withdrawals made by the Reinsured of the disposition of funds withdrawn, except to ensure that withdrawals are made only upon the order of properly authorized representatives of the Reinsured.

At quarterly intervals, or as otherwise agreed, the Reinsured shall prepare a specific statement, for the sole purpose of amending the Letter of Credit, of the Reinsurers’ share of known and reported outstanding Losses and Allocated Loss Adjustment Expenses relating thereto. If the statement shows that, on the basis of this bordereaux, the Reinsurers’ share of IBNR Losses and Allocated Loss Adjustment Expenses exceeds the balance of credit as of the statement date, the Reinsurers shall, within thirty (30) days after receipt of notice of such excess, secure delivery to the Reinsured of an amendment to the Letter of Credit increasing the amount of credit by the amount of such difference. If, however, the statement shows that the Reinsurers’ share of IBNR Losses plus Allocated Loss Adjustment Expenses relating thereto is less than the balance of credit as of the statement date, the Reinsured shall, within thirty (30) days after receipt of written

AMERICAN PHYSICIANS INSURANCE EXCHANGE

Excess of Loss Reinsurance Contract

Effective January 1, 2007

request from the Reinsurers, release such excess credit by agreeing to secure an amendment to the Letter of Credit reducing the amount of credit available by the amount of such excess credit.

All expenses incurred in the establishment or maintenance of such Letters of Credit shall be for the account of the Reinsurers.

ARTICLE 21

ARBITRATION

As a condition precedent to any right of action hereunder, any irreconcilable dispute between the parties to this Agreement, including, without limitation, any disputes as to its actual formation or validity, will be submitted for decision to a board of arbitration composed of two arbitrators and an umpire. Any dispute arising out of this Agreement shall be resolved in the State of Texas, and the laws of the State of Texas shall govern the interpretation and application of this Agreement.

Arbitration shall be initiated by the delivery of a written notice of demand for arbitration by one party to the other within a reasonable time after the dispute has arisen.

The members of the board of arbitration (“the board”) shall be disinterested active or retired or former officials of insurance or reinsurance companies, or Underwriters at Lloyd’s, London, not under the control or management of either party to this Agreement and who have experience in the class of business which is the subject matter of this Agreement. Each party shall appoint its arbitrator and the two arbitrators shall choose an umpire before instituting the hearing. If the respondent fails to appoint its arbitrator within four weeks after being requested to do so by the claimant, the latter shall also appoint the second arbitrator. If the two arbitrators fail to agree upon the appointment of an umpire within four weeks after their nominations, the deficiency shall be supplied on the application of the claimant by an appointment made by the American Arbitration Association. Notwithstanding the appointment of any third arbitrator by the American Arbitration Association, the arbitration proceedings shall not be governed by the American Arbitration Association’s commercial arbitration rules.

Each party shall submit its case to the arbitrators within 120 days of the selection of the third arbitrator or within such longer period as may be agreed by the arbitrators.

The board shall make its decision with regard to the custom and usage of the insurance and reinsurance business. The board shall issue its decision in writing based upon a hearing in which evidence may be introduced without following strict rules of evidence but in which cross-examination and rebuttal shall be allowed. The board shall make its decision within 60 days following the termination of the hearings unless the parties consent to an extension. The majority decision of the board shall be final and binding upon all parties to the proceeding. Judgment may be entered upon the award to the board in any court having jurisdiction.

It is expressly agreed that the jurisdiction of the arbitrators to make or render any decision or award shall be limited by the limits of liability expressly set forth herein, and that the arbitrators shall not have jurisdiction to make any decision or render any award exceeding such expressly stated liability limits of the Reinsurers subscribing to this Agreement.

AMERICAN PHYSICIANS INSURANCE EXCHANGE

Excess of Loss Reinsurance Contract

Effective January 1, 2007

Each party shall bear the expense of its own arbitrator and shall jointly and equally bear with the other party the expense of the umpire. The remaining costs of the arbitration proceedings shall be allocated by the board.

ARTICLE 22

SERVICE OF SUIT

This Clause applies only to Reinsurers domiciled outside the United States of America or, should the Reinsured be authorized to do business in the State of New York, all Reinsurers unauthorized in New York as respects suits instituted in New York.

It is agreed that in the event of the failure of the Reinsurers hereon to pay any amount claimed to be due hereunder, the Reinsurers hereon, at the request of the Reinsured, will submit to the jurisdiction of a court of competent jurisdiction within the United States. Nothing in this Clause constitutes or should be understood to constitute a waiver of the Reinsurers’ right to commence an action in any court of competent jurisdiction in the United States, to remove an action to a United States district court, or to seek a transfer of a case to another court as permitted by the laws of the United States or of any state in the United States.

It is further agreed that service of process in such suit may be made upon Mendes & Mount, 750 Seventh Avenue, New York, New York 10019-6829, and that in any suit instituted against the Reinsurers upon this Agreement, the Reinsurers will abide by the final decision of such court or of any appellate court in the event of an appeal.

The above-named are authorized and directed to accept service of process on behalf of the Reinsurers in any such suit and/or upon the request of the Reinsured to give a written undertaking to the Reinsured that they will enter a general appearance upon the Reinsurer’s behalf in the event such a suit shall be instituted.

Further, pursuant to any statute in any state, territory or district of the United States which makes provision therefore, the Reinsurers hereon hereby designate the superintendent, commissioner, or director of insurance or other officer specified for that purpose in the statute or his successor or successors in office as its true and lawful attorney upon whom may be served any lawful process in any action, suit, or proceeding instituted by or on behalf of the Reinsured or any beneficiary hereunder arising out of this Agreement, and hereby designates the above-named as the person to whom the said officer is authorized to mail such process or a true copy thereof.

ARTICLE 23

INSOLVENCY

In the event of the insolvency of the Reinsured, reinsurance under this Agreement shall be payable by the Reinsurers on the basis of the liability of the Reinsured under Policy or Policies reinsured without diminution because of the insolvency of the Reinsured, to the Reinsured or to its liquidator, receiver, or statutory successor.

AMERICAN PHYSICIANS INSURANCE EXCHANGE

Excess of Loss Reinsurance Contract

Effective January 1, 2007

It is agreed, however, that the liquidator or receiver or statutory successor of the insolvent Reinsured shall give written notice to the Reinsurers of the pendency of a Claim against the insolvent Reinsured on the Policy or Policies reinsured within a reasonable time after such Claim is filed in the insolvency proceeding and that during the pendency of such Claim, the Reinsurers may investigate such Claim and interpose, at its own expense, in the proceeding when such Claim is to be adjudicated, any defense or defenses which it may deem available to the Reinsured or its liquidator or receiver or statutory successor. The expense thus incurred by the Reinsurers shall be chargeable, subject to court approval, against the insolvent Reinsured as part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to the Reinsured solely as a result of the defense undertaken by the Reinsurers.

When two or more Reinsurers are involved in the same Claim and a majority in interest elects to interpose defense to such Claim, the expense shall be apportioned in accordance with the terms of this Agreement as though such expense had been incurred by the insolvent Reinsured.

Should the Reinsured go into liquidation or should a receiver be appointed, the Reinsurers shall be entitled to deduct from any sums which may be due or may become due to the Reinsured under this reinsurance Agreement any sums which are due to the Reinsurers by the Reinsured under this reinsurance Agreement and which are payable at a fixed or stated date as well as any other sums due the Reinsurers which are permitted to be offset under applicable law.

It is the mutual intent of the parties, that in the event of insolvency of the Reinsured, this Article shall be read to conform with the state or regulatory requirements of the jurisdiction in which the liquidation or receivership is conducted. In the event that any provision of this clause is in conflict with such state or regulatory requirements, then such provision shall be reformed to be in compliance with such state or regulatory requirement.

ARTICLE 24

MOST FAVORED TERMS

Except for customary differences in terms for unauthorized and/or foreign Reinsurers, and except for percentage participations, the Reinsured represents that this Agreement is offered on the basis of equal terms for all Reinsurers. The phrase “equal terms” means that all of the terms, conditions, and provisions of this Agreement are identical for each Reinsurer hereon. In the event any Reinsurer to this Agreement is afforded more favorable terms than those herein set forth, this Agreement, at the option of the Reinsurer, shall be construed as containing the more favorable terms afforded such Reinsurer, as though such terms were actually provided herein from the date they were granted to such other Reinsurers.

AMERICAN PHYSICIANS INSURANCE EXCHANGE

Excess of Loss Reinsurance Contract

Effective January 1, 2007

ARTICLE 25

THIRD PARTY RIGHTS

Nothing herein shall in any manner create any obligations or establish any rights against the Reinsurer in favor of any third party or any persons not parties to this Agreement.

ARTICLE 26

INTERMEDIARY

Gallagher Healthcare Insurance Services (GHIS) is hereby recognized as the Intermediary negotiating this Agreement for all business hereunder. All communications, including notices, premiums, return premiums, commissions, taxes, Losses, Allocated Loss Adjustment Expenses, salvages and Loss settlements relating thereto shall be transmitted to the Reinsurers or the Reinsured through Gallagher Healthcare Insurance Services, 9821 Katy Freeway, Suite 700, Houston, Texas 77024. Payments by the Reinsured to the Intermediary shall be deemed to constitute payment to the Reinsurers. Payments by the Reinsurers to the Intermediary shall be deemed only to constitute payment to the Reinsured to the extent that such payments are actually received by the Reinsured.

IN WITNESS WHEREOF, the Reinsured, by their authorized representatives, have executed this Agreement as of the following date(s):

In Austin, Texas, this          day of                     , 2007.

AMERICAN PHYSICIANS INSURANCE EXCHANGE

By:

Title:

AMERICAN PHYSICIANS INSURANCE EXCHANGE

Excess of Loss Reinsurance Contract

Effective January 1, 2007

ARTICLE 27

PARTICIPATION

PARTICIPATION:	EXCESS OF LOSS REINSURANCE CONTRACT EFFECTIVE: January 1, 2007

This Agreement obligates the Reinsurers for 100% of the interests and liabilities set forth under this Agreement.

The subscribing Reinsurers’ obligations under contracts of reinsurance to which they subscribe are several and not joint and are limited solely to the extent of their individual subscriptions. The subscribing Reinsurers are not responsible for the subscription of any co-subscribing Reinsurer who for any reason does not satisfy all or part of its obligations.

IN WITNESS WHEREOF, the parties hereto, by their authorized representatives, have executed this Agreement.

PARTICIPATING REINSURERS

Swiss Reinsurance America	39.5%
Transatlantic Reinsurance Company	20.25%
ACE Tempest Re USA, LLC on behalf of ACE Property and Casualty Insurance Company	11.25%
Hannover Ruckversicherungs	9.00%

80.00%

AMERICAN PHYSICIANS INSURANCE EXCHANGE

Excess of Loss Reinsurance Contract

Effective January 1, 2007

PARTICIPATION:	EXCESS OF LOSS REINSURANCE CONTRACT EFFECTIVE: January 1, 2007

This Agreement obligates the Reinsurers for the proportion shown below of the interests and liabilities set forth under this Agreement.

The subscribing Reinsurers’ obligations under contracts of reinsurance to which they subscribe are several and not joint and are limited solely to the extent of their individual subscriptions. The subscribing Reinsurers are not responsible for the subscription of any co-subscribing Reinsurer who for any reason ‘ does not satisfy all or part of its obligations.

IN WITNESS WHEREOF, the parties hereto, by their authorized representatives, have executed this Agreement as of the following dates:

In Armonk, New York, this          day of                     , 2006.

For and on behalf of:

Swiss Reinsurance America Corporation	39.5%
By:	By:

Title:	Title:

Name:	Name:

AMERICAN PHYSICIANS INSURANCE EXCHANGE

Excess of Loss Reinsurance Contract

Effective January 1, 2007

PARTICIPATION:	EXCESS OF LOSS REINSURANCE CONTRACT EFFECTIVE: January 1, 2007

This Agreement obligates the Reinsurers for the proportion shown below of the interests and liabilities set forth under this Agreement.

The subscribing Reinsurers’ obligations under contracts of reinsurance to which they subscribe are several and not joint and are limited solely to the extent of their individual subscriptions. The subscribing Reinsurers are not responsible for the subscription of any co-subscribing Reinsurer who for any reason does not satisfy all or part of its obligations.

IN WITNESS WHEREOF, the parties hereto, by their authorized representatives, have executed this Agreement as of the following dates:

In New York, New York, this          day of             , 2006.

For and on behalf of:

Transatlantic Reinsurance Company	20.25%

By:

Title:

AMERICAN PHYSICIANS INSURANCE EXCHANGE

Excess of Loss Reinsurance Contract

Effective January 1, 2007

PARTICIPATION:	EXCESS OF LOSS REINSURANCE CONTRACT EFFECTIVE: January 1, 2007

This Agreement obligates the Reinsurers for the proportion shown below of the interests and liabilities set forth under this Agreement.

The subscribing Reinsurers’ obligations under contracts of reinsurance to which they subscribe are several and not joint and are limited solely to the extent of their individual subscriptions. The subscribing Reinsurers are not responsible for the subscription of any co-subscribing Reinsurer who for any reason does not satisfy all or part of its obligations.

IN WITNESS WHEREOF, the parties hereto, by their authorized representatives, have executed this Agreement as of the following dates:

In Philadelphia, Pennsylvania this          day of                     , 2006.

For and on behalf of:

ACE Tempest Re USA, LLC on behalf of ACE Property and Casualty Insurance Company	11.25%

By:

Title:

AMERICAN PHYSICIANS INSURANCE EXCHANGE

Excess of Loss Reinsurance Contract

Effective January 1, 2007

PARTICIPATION:	EXCESS OF LOSS REINSURANCE CONTRACT EFFECTIVE: January 1, 2007

This Agreement obligates the Reinsurers for the proportion shown below of the interests and liabilities set forth under this Agreement.

The subscribing Reinsurers’ obligations under contracts of reinsurance to which they subscribe are several and not joint and are limited solely to the extent of their individual subscriptions. The subscribing Reinsurers are not responsible for the subscription of any co-subscribing Reinsurer who for any reason does not satisfy all or part of its obligations.

IN WITNESS WHEREOF, the parties hereto, by their authorized representatives, have executed this Agreement as of the following dates:

In Hannover, Germany, this          day of                     , 2007.

For and on behalf of:

9.00%	Hannover Ruckversicherungs- Aktiengesellschaft Hannover, Germany

9.00%

By:

Title:

AMERICAN PHYSICIANS INSURANCE EXCHANGE

Excess of Loss Reinsurance Contract

Effective January 1, 2007

WAR RISKS EXCLUSION

As regards interests which at time of Loss or damage are on shore, no liability shall attach hereto in respect of any Loss or damage which is occasioned by war, invasion, hostilities, acts of foreign enemies, civil war, rebellion, insurrection, military or usurped power, or martial law or confiscation by order of any government or public authority.

This War Risks Exclusion shall not, however, apply to interests which at time of Loss or damage are within the territorial limits of the United States of America comprising the fifty States of the Union and the District of Columbia, its territories and possessions, including the Panama Canal Zone and the Commonwealth of Puerto Rico and including bridges between the United States of America and Mexico (provided they are under United States ownership), Canada, St. Pierre, and Miguelon, provided such interests are insured under Policies, endorsements, or binders containing a standard war or hostilities or warlike operations clause.

AMERICAN PHYSICIANS INSURANCE EXCHANGE

Excess of Loss Reinsurance Contract

Effective January 1, 2007

TERRORISM EXCLUSION CLAUSE - REINSURANCE (CASUALTY)

Notwithstanding any provision to the contrary within this Agreement or any endorsement thereto, this reinsurance Agreement does not cover any liability, Loss, cost or expense of whatsoever nature directly or indirectly caused by, resulting from, arising out of or in connection with any act of terrorism regardless of any other cause contributing concurrently or in any other sequence to the liability, Loss, cost or expense.

For the purpose of this exclusion, terrorism means any actual or threatened violent act or act harmful to human life, tangible or intangible property or infrastructure, directed towards or having the effect of (a) influencing or protesting against any de jure or de facto government or policy thereof or (b) intimidating, coercing or putting in fear a civilian population or section thereof.

In any action suit or other proceedings where the Reinsurers allege that by reason of this exclusion a liability, Loss, cost or expense is not covered by this reinsurance Agreement, the burden of proving that such liability, Loss, cost or expense is covered shall be upon the Reinsureds.

TERR-CAS

AMERICAN PHYSICIANS INSURANCE EXCHANGE

Excess of Loss Reinsurance Contract

Effective January 1, 2007

NUCLEAR INCIDENT EXCLUSION CLAUSE

LIABILITY - REINSURANCE - USA

(Wherever the word “Reinsured” appears in this clause, it should be deemed to read “Reassured”, “Reinsured”, “Company” or whatever other word is employed throughout the text of the reinsurance agreement to which this clause is attached to designate the reinsured or companies reinsured.)

(1)	This reinsurance does not cover any loss or liability accruing to the Reassured as a member of, or subscriber to, any association of insurers or reinsurers formed for the purpose of covering nuclear energy risks or as a direct or indirect Reinsurer of any such member, subscriber or association.

(2)	Without in any way restricting the operation of paragraph (1) of this Clause it is understood and agreed that for all purposes of this reinsurance all the original policies of the Reassured (new, renewal and replacement) of the classes specified in Clause II of this paragraph (2) from the time specified in Clause Ill in this paragraph (2) shall be deemed to include the following provision (specified as the Limited Exclusion Provision):

Limited Exclusion Provision

I.	It is agreed that the policy does not apply under any liability coverage.

to	injury, sickness, disease, death or destruction
bodily injury or property damage

with respect to which an insured under the policy is also an insured under a nuclear energy liability policy issued by Nuclear Energy Liability Insurance Association, Mutual Atomic Energy Liability Underwriters or Nuclear Insurance Association of Canada, or would be an insured under any such policy but for its termination upon exhaustion of its limit of liability.

II.	Family Automobile Policies (liability only), Special Automobile Policies (private passenger automobiles, liability only), Farmer Comprehensive Personal Liability Policies (liability only), Comprehensive Personal Liability Policies (liability only) or policies of a similar nature; and the liability portion of combination forms related to the four classes of policies stated above, such as the Comprehensive Dwelling Policy and the applicable types of Homeowners Policies.

III.	The inception dates and thereafter of all original policies as described in II above, whether new, renewal or replacement, being policies which either

(a)	become effective on or after 1st May, 1960, or

AMERICAN PHYSICIANS INSURANCE EXCHANGE

Excess of Loss Reinsurance Contract

Effective January 1, 2007

(b)	become effective before that date and contain the Limited Exclusion Provision set out above; provided this paragraph (2) shall not be applicable to Family Automobile Policies. Special Automobile Policies, or policies or combination policies of a similar nature, issued by the Reassured on New York risks, until 90 days following approval of the Limited Exclusion Provision by the Governmental Authority having jurisdiction thereof.

(3)	Except for those classes of policies specified in Clause II of paragraph (2) and without in any way restricting the operation of paragraph (1) of this Clause, it is understood and agreed that for all purposes of this reinsurance the original liability policies of the Reassured (new, renewal and replacement) affording the following coverage:

Owners, Landlords and Tenants Liability, Contractual Liability, Elevator Liability, Owners or Contractors (including railroad) Protective Liability, Manufacturers and Contractors Liability, Product Liability, Professional and Malpractice Liability, Storekeepers Liability, Garage Liability, Automobile Liability (including Massachusetts Motor Vehicle or Garage Liability)

shall be deemed to include, with respect to such coverages, from the time specified in Clause V of this paragraph (3), the following provision (specified as the Broad Exclusion Provision):

Broad Exclusion Provision

It is agreed that the policy does not apply:

I.	Under any Liability Coverage

to	injury, sickness, disease, death or destruction
bodily injury or property damage

(a)	with respect to which an insured under the policy is also an insured under a nuclear energy liability policy issued by Nuclear Energy Liability Insurance Association, Mutual Atomic Energy Liability Underwriters or Nuclear Insurance Association of Canada, or would be an insured under any such policy but for its termination upon exhaustion of its limit of liability; or

(b)	resulting from the hazardous properties of nuclear material and with respect to which (1) any person or organization is required to maintain financial protection pursuant to the Atomic Energy Act of 1954, or any law amendatory thereof, or (2) the insured is, or had this policy not been issued would be, entitled to indemnity from the United States of America, or any agency thereof, under any agreement entered into by the United States of America, or any agency thereof, with any person or organization.

AMERICAN PHYSICIANS INSURANCE EXCHANGE

Excess of Loss Reinsurance Contract

Effective January 1, 2007

II.	Under any Medical Payments Coverage, or under any Supplementary Payments Provision relating

to	immediate medical or surgical death

first aid

to expenses incurred with respect

to	bodily injury, sickness, disease or death

bodily injury

resulting from the hazardous properties from the properties of nuclear material and arising out of the operation of a nuclear facility by any person or organization.

III.	Under any Liability Coverage

to	injury, sickness, disease, death or destruction

bodily injury or property damage

resulting from the hazardous properties of nuclear material, if

(a)	the nuclear material (1) is at any nuclear facility owned by, or operated by or on behalf of, an insured or (2) has been discharged or dispersed therefrom.

(b)	the nuclear material is contained in spent fuel or waste at any time possessed, handled, used, processed, stored, transported or disposed of by or on behalf of an insured; or

(c)	the injury, sickness, disease, death or destruction bodily injury or property damage arising out of the furnishings by an insured or services, materials, parts or equipment in connection with the planning, construction, maintenance, operation or use of any nuclear facility, but if such facility is located within the United States of America, its territories or possessions or Canada, this exclusion (c) applies only

to	injury to or destruction of property at such nuclear facility.
property damage to such nuclear facility and any property threat.

IV.	As used in this endorsement

“hazardous properties” include radioactive, toxic or explosive properties; “nuclear material” means source material or byproduct material, “source material”, “special nuclear material”, and “byproduct material” have the meanings given

AMERICAN PHYSICIANS INSURANCE EXCHANGE

Excess of Loss Reinsurance Contract

Effective January 1, 2007

them in the Atomic Energy Act of 1954 or in any law amendatory thereof; “spent fuel” means any fuel element or fuel component, solid or liquid, which has been used or exposed to radiation in a nuclear reactor; “waste” means any waste material (1) containing byproduct material other than tailings or wastes produced by the extraction or concentration of uranium or thorium from any ore processed primarily for its source material content, and (2) resulting from the operation by any person or organization of any nuclear facility included under the first two paragraphs of the definition of nuclear facility; “nuclear facility” means

(a)	any nuclear reactor,

(b)	any equipment or device designed or used for (1) separating the isotopes of uranium or plutonium, (2) processing or utilizing spent fuel, or (3) handling, processing or packaging waste,

(c)	any equipment or device used for the processing, fabricating or alloying of special nuclear material if at any time the total amount of such material in the custody of the insured at the premises where such equipment or device is located consists of or contains more than 25 grams of plutonium or uranium 233 or any combination thereof, or more than 250 grams of uranium 235.

(d)	any structure, basin, excavation, premises or place prepared or used for the storage or disposal of waste,

and includes the site on which any of the foregoing is located, all operations conducted on such site and all premises used for such operations; “nuclear reactor” means any apparatus designed or used to sustain nuclear fission in a self-supporting chain reaction or to contain a critical mass of fissionable material;

With respect to injury to or destruction of property, the word “injury” or “destruction” “property damage” includes all forms of radioactive contamination of property, includes all forms of radioactive contamination of property.

V.	The inception dates and thereafter of all original policies affording coverages specified in this paragraph (3), whether new, renewal or replacement, being policies which become effective on or after 1st May, 1960, provided this paragraph (3) shall not be applicable to

(a)	Garage and Automobile Policies issued by the Reassured on New York risks, or

(b)	statutory liability insurance required under Chapter 90, General Laws of Massachusetts, until 90 days following approval of the Broad Exclusion Provision by the Governmental Authority having jurisdiction thereof.

AMERICAN PHYSICIANS INSURANCE EXCHANGE

Excess of Loss Reinsurance Contract

Effective January 1, 2007

(4)	Without in any way restricting the operation of paragraph (1) of this Clause, it is understood that paragraphs (2) and (3) above are not applicable to original liability policies of the Reassured in Canada and that with respect to such policies this Clause shall be deemed to include the Nuclear Energy Liability Exclusion Provisions adopted by the Canadian Underwriters’ Association or the Independent Insurance Conference of Canada.

NOTE. The words printed in italics in the Limited Exclusion Provision and in the Broad Exclusion Provision shall apply only in relation to original liability policies which include a Limited Exclusion

AMERICAN PHYSICIANS INSURANCE EXCHANGE

Excess of Loss Reinsurance Contract

Effective January 1, 2007

PHARMACEUTICAL / MEDICAL COMPANY EXCLUSION LISTING

(GENERAL LIABILITY)

This Contract does not cover General Liability Policies issued to the companies identified below in the Pharmaceutical / Medical Company Exclusion Listing, including all affiliates and subsidiaries thereof.

ABBOTT LABORATORIES
AKZO NOBEL
ALLERGAN
ALPHARMA
ALTANA AG
AMGEN
ASTELLAS
ASTRAZENECA
BARR LABORATORIES
BAXTER INTERNATIONAL
BAYER AG/SCHERING AG
BEAUFOUR IPSEN
BIOGEN
BIOMET
BOEHRINGER INGELHEIM
BOSTON SCIENTIFIC CORPORATION
BRISTOL-MYERS SQUIBB
CHIRON / NOVARTIS
CSL
DAIICHI PHARMACEUTICAL / SANKYO
DAINIPPON PHARMACEUTICAL / SUMITOMO
EDWARDS LIFESCIENCES
EISAI
ELAN
FOREST LABORATORIES
GENENTECH
GENERAL ELECTRIC HEALTHCARE
GENZYME
GLAXOSMITHKLINE
GUIDANT
HOSPIRA
IVAX / TEVA PHARMACEUTICAL
JOHNSON & JOHNSON
KING PHARMACEUTICALS
KYOWA HAKKO KOGYO
LABORATOIRE SERVIER
LILLY (ELI)
LUNDBECK
MEDIMMUNE
MEDTRONIC
MERCK & CO
MERCK KGAA
MINNESOTA MINING & MANUFACTURING
MYLAN LABORATORIES
NOVARTIS / CHIRON
NOVO NORDISK
OTSUKA PHARMACEUTICAL
PFIZER
PLIVA
PROCTER & GAMBLE
PURDUE FREDERICK / PRA HOLDING
ROCHE
SANKYO / DAIICHI PHARMACEUTICAL
SANOFI-AVENTIS
SCHERING AG / BAYER AG
SCHERING-PLOUGH
SCHWARZ PHARMA
SERONO
SHIONOGI
SHIRE PHARMACEUTICALS
SMITH & NEPHEW
SOLVAY
ST. JUDE MEDICAL
STRYKER
SUMITOMO PHARMACEUTICALS / DAINIPPON
SYNTHES-STRATEC
TAKEDA
TANABE
TAP PHARMACEUTICAL PRODUCTS
TEVA PHARMACEUTICAL / IVAX
TYCO HEALTHCARE
UCB
WATSON PHARMACEUTICAL
WYETH
ZIMMER US